Exhibit 99.3

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283

THURGOOD MARSHALL, JR. APPOINTED TO GENESCO BOARD

NASHVILLE, Tenn., March 1, 2012—Genesco Inc. (NYSE: GCO) announced today that Thurgood Marshall, Jr. has been appointed to its board of directors. Marshall is a partner in the Washington, D.C. office of Bingham McCutchen LLP. He also serves on the boards of Corrections Corporation of America, Ethics Resource Center, and the Ford Foundation and as chairman of the board of governors of the United States Postal Service.

Marshall’s professional background includes service in all three branches of the federal government and in the private sector. He has served in roles including Assistant to the President and Cabinet Secretary from 1997 to 2001, co-chair of the White House Olympic Task Force in connection with the 2002 Winter Olympics, director of legislative affairs and deputy counsel to the Vice President, and counsel to the Senate Judiciary Committee, the Committee on Commerce, Science & Transportation, and the Governmental Affairs Committee.

Genesco CEO Robert J. Dennis said, “We are excited to welcome Thurgood Marshall, Jr. to Genesco’s board. He brings to the Company valuable perspectives gained from his broad experience in business, public service and the law, including a particular expertise in corporate governance and ethics.”

“Genesco has enjoyed great success in recent years and seems well positioned for continuing progress,” Marshall said. “I look forward to the opportunity to contribute to its future success.”

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,380 retail stores throughout the U.S., Canada and the United Kingdom, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Lids, Lids Locker Room, Johnston & Murphy, and Underground Station, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.schuh.co.uk, www.johnstonmurphy.com, www.dockersshoes.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.keukafootwear.com and www.lidsteamsports.com. The Company’s Lids Sports Group division operates the Lids headwear stores and the lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, Keuka, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.